Exhibit 9(a)

                          FORM OF AMENDED AND RESTATED
                     SUB-ADMINISTRATIVE SERVICES AGREEMENT


        SUB-ADMINISTRATIVE SERVICES AGREEMENT, dated as of December 5, 1997, and amended and restated as of __________ __, 1998 by and between CFBDS, INC., a Massachusetts corporation (the "Sub-Administrator"), and CITIBANK, N.A., a national banking association ("Citibank").

                             W I T N E S S E T H :

        WHEREAS, Citibank has been retained by certain registered open-end management investment companies under the Investment Company Act of 1940, as amended (the "1940 Act"), as listed on Schedule A hereto (each individually a "Trust" and collectively the "Trusts"), to provide administrative services to its investment portfolios, as listed on Schedule A hereto (each individually a "Fund" and collectively the "Funds"), pursuant to separate Management Agreements (each a "Management Agreement"), and

        WHEREAS, as permitted by Section 1 of each Management Agreement, Citibank desires to subcontract some or all of the performance of its obligations thereunder to Sub-Administrator, and Sub-Administrator desires to accept such obligations; and

        WHEREAS, Citibank wishes to engage Sub-Administrator to provide certain administrative services on the terms and conditions hereinafter set forth, so long as Citibank shall have found Sub-Administrator to be qualified to perform the obligations sought to be subcontracted.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

        1. Duties as Sub-Administrator. Subject to the supervision and direction of Citibank, Sub-Administrator will assist in supervising various aspects of each Trust's administrative operations and undertakes to perform the following specific services, from and after the effective date of this
Agreement:


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        (a)    To the extent requested by Citibank, furnish Trust secretarial services;

        (b) To the extent requested by Citibank, furnish Trust treasury services, including the review of financial data, tax and other regulatory filings and audit requests;

        (c) To the extent requested by Citibank, provide the services of certain persons who may be appointed as officers or Trustees of the Trust by the Trust's Board;

        (d) To the extent requested by Citibank, participate in the preparation of documents required for compliance by the Trust with applicable laws and regulations, including registration statements, prospectuses, semi-annual and annual reports to shareholders and proxy statements;

        (e) To the extent requested by Citibank, prepare agendas and supporting documents for and minutes of meetings of the Trustees, Committees of Trustees and shareholders;

        (f)    Maintain books and records of the Trust;

        (g) To the extent requested by Citibank, provide advice and counsel to the Trust with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Trust and assisting the Trust in routine regulatory examinations or investigations of the Trust, and working closely with outside counsel to the Trust in connection with litigation in which the Trust is involved;

        (h) To the extent requested by Citibank, generally assist in all aspects of Trust's operations and provide general consulting services on a day to day, as needed basis;

        (i) In connection with the foregoing activities, maintain office facilities (which may be in the offices of Sub-Administrator or its corporate affiliate); and

        (j) In connection with the foregoing activities, furnishing clerical services, and internal executive and administrative services, stationery and office supplies.


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        Notwithstanding the foregoing, Sub-Administrator under this Agreement shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of a Trust, or the distribution of beneficial interests in a Trust, nor shall Sub-Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of a Trust.

        In performing all services under this Agreement, Sub-Administrator shall (a) act in conformity with the Trust's charter documents and bylaws, the 1940 Act and other applicable laws, as the same may be amended from time to time, (b) consult and coordinate with legal counsel for the Trust, as necessary or appropriate, and (c) advise and report to the Trust and its legal counsel, as necessary or appropriate, with respect to any material compliance or other matters that come to its attention.

        In performing its services under this Agreement, Sub-Administrator shall cooperate and coordinate with Citibank as necessary and appropriate and shall provide such information as its reasonably necessary or appropriate for Citibank to perform its obligations to the Trust. Sub-Administrator shall perform its obligations under this Agreement in a conscientious and diligent manner consistent with prevailing industry standards.

        2. Compensation of Sub-Administrator. For the services to be rendered and the facilities to be provided by Sub-Administrator hereunder, Sub-Administrator shall be paid an administrative fee as may from time to time be agreed to between Citibank and Sub-Administrator.

        3. Additional Terms and Conditions. The parties may amend this agreement and include such other terms and conditions as may from time to time be agreed to by both Citibank and Sub-Administrator.

        4. Termination. This Agreement may be terminated by Citibank at any time, in its entirety or as to one or more Funds, with or without cause. This Agreement may be terminated by the Sub-Administrator, in its entirety or as to one or more Funds, with or without cause, provided that Sub-Administrator has notified Citibank of such termination in writing at least 90 days prior to the effective date thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.


CFBDS, INC.                             CITIBANK, N.A.

By:__________________________           By:______________________________

Title:_______________________           Title:___________________________

                                   Schedule A
                    to Sub-Administrative Services Agreement
                                    Between
                                  CFBDS, Inc.
                                      and
                                 Citibank, N.A.




              Trust                                      Series


   CitiFunds International Trust             CitiFunds International Growth
                                               & Income Portfolio


   CitiFunds Trust II                       CitiFunds Small Cap Value
                                               Portfolio
                                            CitiFunds Growth & Income
                                               Portfolio
                                            CitiFunds Diversified U.S.
                                               Equity Portfolio